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Thursday May 31, 11:42 am Eastern Time

Press Release

SOURCE: Interpore Cross International, Inc.

Interpore Cross to Acquire American OsteoMedix; Company to Market Products used in Minimally Invasive Procedure to Relieve Pain of Vertebral Compression Fractures

IRVINE, Calif., May 31, 2001 (PRIMEZONE) -- Interpore Cross International (Nasdaq:BONZ - news) today announced that it has entered into a definitive
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agreement to acquire American OsteoMedix Corporation (AOM), a privately held,
Virginia based developer and manufacturer of minimally invasive medical devices. The AOM-CDO System, introduced in mid-2000, is a controlled delivery system designed to enhance the efficiency and safety of percutaneous surgery for the placement of materials into the bony structures of the body.

Today, a rapidly growing number of physicians are selecting the AOM-CDO System to place reinforcing substances inside of spinal vertebrae that have been weakened or collapsed because of osteoporosis, which is estimated to cause over 600,000 vertebral compression fractures in the U.S. each year. This procedure, known as vertebroplasty, is a new, minimally invasive surgical technique, which successfully relieves the pain of such vertebral compression fractures. The AOM-CDO System is gaining acceptance because of substantially reduced surgical times and increased surgeon control.

The combination of Interpore Cross, already the nation's largest independent publicly held medical device company focused on the spine, and AOM, will create a unique and complementary blend of AOM's expertise and talent in developing minimally invasive materials delivery devices with Interpore Cross' wide range of orthobiologic products. In addition to Pro Osteon(tm) bone graft substitute, BonePlast(tm) bone void filler, and AGF(tm) products for extracting a patient's blood-based bone growth factors, Interpore
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Cross recently announced the signing of an agreement with AlloSource to develop and distribute a proprietary allograft putty later this year. The combined technology and materials product suite offers a significant opportunity to create new markets in a variety of orthopedic applications.

David C. Mercer, chairman and chief executive officer of Interpore Cross said, ``We expect that the acquisition of AOM will be a critical growth driver for Interpore Cross. AOM has developed an extremely unique and proprietary approach to deliver materials into the bone in a percutaneous procedure. The first application of the AOM-CDO System has been in the fast-growing vertebroplasty market. New products building on the same technology are near completion and are expected to address other applications. The AOM-CDO System uniquely positions us to offer surgeons and patients a cost- and time-saving new treatment modality that is minimally invasive and can be significantly safer than other techniques.''

Mercer added, ``In addition to the technology obtained through the transaction, we're obtaining a highly qualified and proven management and product development team. We believe they'll be an excellent fit in our organization, and we expect them to help drive the delivery of innovative new products, particularly in the minimally invasive surgery area, to the market.''

Eric D. Major, president of AOM, offered his comments on the transaction: ``As a small, privately-held company, we've been somewhat resource constrained, and capital raising activities have been a significant distraction to management. This has limited our ability to respond to the growing demand for the product. Now we will have access to the resources we need to capitalize more fully on the surgeon interest that we encounter for the AOM-CDO System on a daily basis. Interpore Cross is exactly the type of organization we were looking to become a part of.''

The agreement calls for AOM to be merged into a wholly-owned subsidiary of Interpore Cross. The transaction will be accounted for as a purchase and is expected to close by July 31, 2001. The purchase price for all of the outstanding stock and options of AOM will be approximately $8 million in cash and approximately 2.4 million shares of Interpore Cross common stock, which share amount is subject to adjustment.

The boards of directors of both companies have voted unanimously to approve the transaction. Certain key shareholders of AOM have agreed to vote in favor of the transaction. Eric Major, the president of AOM, will continue to serve as the president of the business.

Consummation of the acquisition is subject to customary conditions, including due diligence and approval by a majority of the shares held by AOM shareholders. Upon closing of the acquisition, AOM will be entitled to nominate one person to serve on Interpore Cross' Board of Directors.

AOM's unaudited revenues for the calendar year 2000 were approximately $1.2 million, and through the first four months of 2001 were approximately $1 million. Interpore Cross expects that the acquisition of AOM will be dilutive to earnings in 2001 and slightly accretive to earnings, before goodwill amortization, in 2002.

The company is conducting a conference call with analysts to review the announcement today at 3:00 p.m. (EDT). Audio access to the conference call will be available through a live webcast via a link provided in the Corporate & Financial/Events section of Interpore Cross' website at www.interpore.com. The
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webcast of Interpore Cross' conference call will also be available for replay through June 30, 2001 by accessing the same link.

Interpore Cross International is a medical device company that designs, manufactures and markets spinal implant devices and orthobiologic products on a worldwide basis. The spinal products are used to treat degenerative conditions, deformities and trauma of the spine. The orthobiologic products are used for bone and soft tissue repair in orthopedic and other applications. For more information, visit

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the company's website at www.interpore.com.

Certain statements in this release are forward-looking and may involve risks and uncertainties, including, but not limited to: risks that the proposed acquisition will not be completed timely or at all; risks that anticipated synergies will not be realized; risks that the two companies cannot be successfully integrated; product demand and market acceptance risks; risks that future sales growth may decline; risk that the company will not receive regulatory approval of products; risk that agents or distributors will be unsuccessful in sales of products; risk that our contract partners will devote insufficient time or resources to the manufacturing and distribution of our products; risks related to the development of future products; the risk of intellectual property litigation; and the impact of competitive products. Additional information on factors that could affect the company's financial results and growth prospects is disclosed in the company's reports filed from time to time with the Securities and Exchange Commission.


CONTACT: Interpore Cross International, Irvine
         Richard L. Harrison, Chief Financial Officer
         (949) 453-3200

SOURCE:  Interpore Cross International, Inc.